EXHIBIT 99.1

Sinoenergy Corporation Reports Additional Non-Cash Expense from Convertible Notes

Friday April 3, 2009, 8:00 am EDT

BEIJING, April 3 /PRNewswire-Asia-FirstCall/ -- Sinoenergy Corporation (Nasdaq: SNEN - News; "Sinoenergy" or the "Company"), developer and operator of retail compressed natural gas (CNG) filling stations in the People's Republic of China, and a manufacturer of CNG transport truck trailers, CNG filling station equipment and CNG fuel conversion kits for automobiles, today announced that the Company has incurred approximately US$ 250,000 of non-cash obligation for the second quarter that ended on March 31, 2009, associated with the 3.0% Guaranteed Senior Convertible Notes due 2012. These notes, in the aggregate principal amount of US$ 14 million, were issued to Abax Lotus Ltd. and CCIF Petrol Limited in a private placement on September 28, 2007.

The Indenture relating to the notes provides for an adjustment in the conversion price of the notes based on the market price of the Company's common stock on September 28 and March 28 of each year, provided, that the conversion price shall not be reduced, as a result of this provision, to less than $4.20 per share. Effective March 28, 2009, the conversion price of the notes was reduced to $4.20 per share. Prior to the adjustment, the conversion price was $5.125 per share.

As a result, Company will incur approximately US$ 3.86 million non-cash expense in aggregate, which will be amortized on a quarterly basis over the 15 quarters remaining during the term of the note, commencing with the quarter that ended March 31, 2009, with any unamortized amount being recognized upon conversion or prepayment of the notes. The amortization of these expenses will increase non-cash loss of US$250,000 to the previously announced estimated loss for the quarter that ended March 31, 2009.

About Sinoenergy

Sinoenergy is a developer and operator of retail CNG stations as well as a manufacturer of compressed natural gas (CNG) transport truck trailers, CNG station equipment, and natural gas fuel conversion kits for automobiles, in China. In addition to its CNG related products and services, the Company designs and manufactures a wide variety of customized pressure containers for use in the petroleum and chemical industries. The Company's website is http://www.sinoenergycorporation.com .. Information on the Company's website or any other website is not part of this press release.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, future changes in the wholesale and retail price for CNG for vehicles in China; changes in policy by the national, provincial and municipal government of the PRC regarding CNG prices, the CNG vehicle industry, the construction and operation of retail CNG filling stations and related issues; the Company's ability to raise additional capital to finance the Company's activities; the effectiveness, profitability, and the marketability of its products; the future trading of the common stock of the Company; the ability of the Company to operate as a public company; the period of time for which its current liquidity will enable the Company to fund its operations; the Company's ability to protect its proprietary information; general economic and business conditions; the volatility of the Company's operating results and financial condition; the Company's ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, they cannot assure you that their expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

For more information, please contact:

Sinoenergy Corporation
Mr. Shiao Ming Sheng, CFO
Tel:   +86-10-8492-8149
Email: sheng@sinoenergycorporation.com
Web:   http://www.sinoenergycorporation.com